Exhibit 10.3
H&R BLOCK, INC.
2003 LONG-TERM EXECUTIVE COMPENSATION PLAN
PERFORMANCE SHARE UNITS
GRANT AGREEMENT
     This Grant Agreement is entered into by and between H&R Block, Inc., a Missouri corporation (the “Company”), and [Participant Name] (“Participant”).
     WHEREAS, the Company provides certain incentive awards to key employees of subsidiaries of the Company under the H&R Block, Inc. 2003 Long-Term Executive Compensation Plan (the “Plan”);
     WHEREAS, receipt of such Awards under the Plan are conditioned upon a Participant’s execution of a Grant Agreement within 180 days of [Grant Date], wherein Participant agrees to abide by certain terms and conditions authorized by the Compensation Committee of the Board of Directors;
     WHEREAS, the Participant has been selected by the Compensation Committee or the Chief Executive Officer of the Company as a key employee of one of the subsidiaries of the Company and is eligible to receive Awards under the Plan.
     NOW THEREFORE, in consideration of the parties’ promises and agreements set forth in this Grant Agreement, the sufficiency of which the parties hereby acknowledge,
IT IS AGREED AS FOLLOWS:
1. Definitions. Whenever a term is used in this Agreement or an Award Certificate issued under the Plan, the following words and phrases shall have the meanings set forth below unless the context plainly requires a different meaning, and when a defined meaning is intended, the term is capitalized.
     1.1 Amount of Gain Realized. The Amount of Gain Realized shall be equal to the number of Earned Units or Restricted Shares delivered to the Participant multiplied by the Fair Market Value (FMV) of one Share of the Company’s Common Stock on the date the Earned Units or Restricted Shares became vested in or paid to the Participant.
     1.2 Change of Control. Change of Control means the occurrence of one or more of the following events:
     (a) Any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. If any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons shall not be considered to cause a change in the ownership of the corporation. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section 1.2(a).
     (b) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35 percent or more of the total voting power of the stock of the Company. If any one person, or more than one person acting as a group, is considered to effectively control a corporation within the meaning of Treasury Regulation §1.409A-3(i)(5)(vi), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation.
     (c) A majority of members of the Company’s Board of Directors (the “Board”) is replaced during any 12-month period by directors whose appointment or election is not endorsed by two-thirds (2/3) of the members of the Board before the date of such appointment or election.
     (d) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, there is no Change of Control event under this Section 1.2(d) when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to: (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; (ii) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or (iv) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii) above.
For purposes of the foregoing, persons will be considered acting as a group in accordance with Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, and Section 409A of the Code.
     1.3 Code. Code means the Internal Revenue Code of 1986, as amended.
     1.4 Committee. Committee means the Compensation Committee of the Board of Directors for H&R Block, Inc.
H&R Block Inc., 2003 Long-Term Executive Compensation Plan
Grant Agreement - Performance Units

     1.5 Common Stock. Common Stock means the common stock, without par value, of the Company.
     1.6 Company. Company means H&R Block, Inc., a Missouri corporation, and, unless the context otherwise requires, includes its “subsidiary corporations” (as defined in Section 424(f) of the Internal Revenue Code) and their respective divisions, departments and subsidiaries and the respective divisions, departments and subsidiaries of such subsidiaries.
     1.7 Closing Price. Closing Price shall mean the last reported market price for one share of Common Stock, regular way, on the New York Stock Exchange (or any successor exchange or stock market on which such last reported market price is reported) on the day in question. In the event the exchange is closed on the day on which Closing Price is to be determined or if there were no sales reported on such date, Closing Price shall be computed as of the last date preceding such date on which the exchange was open and a sale was reported.
     1.8 Disability. “Disability” or “Disabled” means a Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits under the group long-term disability insurance program maintained by the Company, and shall be deemed to first occur on the date as of which such income replacement benefits commence.
     1.9 EBITDA. EBITDA means the Company’s net earnings before the deduction of interest expenses, taxes, depreciation, and amortization, reduced by the portion of such amount that is attributable to the ownership or operation of RSM McGladrey, Inc. and its subsidiaries.
     1.10 Early Retirement. Early Retirement means the Participant’s voluntary Termination of Employment with the Company and each of its subsidiaries at or after the date the Participant has both reached age 55 but has not yet reached age 65, and completed at least ten (10) years of service with the Company or its subsidiaries.
     1.11 Earned Units. Earned Units for the Performance Period mean the portion of the Performance Units awarded for such period determined in accordance with the applicable provisions of Section 2.5 or 2.8.
     1.12 Fair Market Value. Fair Market Value (“FMV”) means the Closing Price for one share of H&R Block, Inc. Stock.
     1.13 Fiscal Year. Fiscal Year means the Company’s fiscal year ended April 30.
     1.14 Good Reason Termination. Good Reason Termination shall mean Participant’s Termination of Employment which meets the definition of a “Good Reason Termination” under a written severance plan sponsored by the Company or a subsidiary of the Company. In the event that no written severance plan exists for the Participant’s subsidiary, the definition of “Good Reason Termination” contained in any applicable severance plan for the Company will govern.
     1.15 Last Day of Employment. Last Day of Employment means the date of a Participant’s Termination of Employment.
     1.16 Maximum Performance. Maximum Performance means the level of Revenue or EBITDA, as the case may be, for each Fiscal Year during the Performance Period set by the Committee by the 162(m) Deadline for the applicable Fiscal Year that results in a 200% factor in the Payment Formula set forth in Section 2.5.
     1.17 Minimum Performance. Minimum Performance means the level of Revenue or EBITDA, as the case may be, for each Fiscal Year during the Performance Period set by the Committee by the 162(m) Deadline for the applicable Fiscal Year that results in a 0% factor in the Payment Formula set forth in Section 2.5.
     1.18 162(m) Deadline. 162(m) Deadline means the 90th day of the Fiscal Year for which the Targets are set.
     1.19 Peer Companies. Peer Companies are the companies in the S&P 500 as of the first day of the relevant period other than the Company. If a Peer Company ceases to be a member of the S&P 500 during the relevant period, then such company will be excluded from the calculation.
     1.20 Performance Period. Performance Period means the period commencing May 1, 2011 and ending April 30, 2014.
     1.21 Performance Units. Performance Units means the number of units awarded pursuant to this Agreement that may become Earned Units in accordance with Section 2.5 or 2.8.
     1.22 Qualifying Termination. Qualifying Termination shall mean Participant’s Termination of Employment which meets the definition of a “Qualifying Termination” under a written severance plan sponsored by the Company or a subsidiary of the Company. In the event that no written severance plan exists for the Participant’s subsidiary, the definition of “Qualifying Termination” contained in any applicable severance plan for the Company will govern.
     1.23 Relative TSR. Relative TSR means the percentile placement of the Company’s Total Shareholder Return relative to the Total Shareholder Return of the Peer Companies. Relative Total Shareholder Return will be determined by ranking the Company and the Peer Companies from highest to lowest according to their respective Total Shareholder Returns. Based on this ranking, the percentile performance of the Company relative to the Peer Companies will be determined as follows:

P	=	1	–	R – 1

N
“P” represents the Company’s percentile performance which will be rounded, if necessary, to the nearest whole percentile (with 5 being rounded up). “N” represents the number of Peer Companies. “R” represents Company’s ranking among the Peer Companies.
     1.24 Retirement. Retirement means the Participant’s voluntary Termination of Employment with the Company and each of its subsidiaries at or after attaining age 65.
     1.25 Revenue. Revenue means the Company’s total revenue, reduced by the portion thereof that consists of revenue attributable to the ownership or operation of RSM McGladrey, Inc. and its subsidiaries.
     1.26 S&P 500. S&P 500 means the 500 US Companies listed by the Standard and Poor’s.
     1.27 Target Performance. Target Performance means the level of Revenue or EBITDA, as the case may be, for each Fiscal Year during the Performance Period set by the Committee by the 162(m) Deadline for the applicable Fiscal Year that results in a 100% factor in the Payment Formula set forth in Section 2.5.
     1.28 Targets. Targets for a Fiscal Year mean the Minimum Performance, Target Performance and Maximum Performance for Revenue and EBITDA for such Fiscal Year.
     1.29 Termination of Employment. Termination of Employment, termination of employment and similar references mean a separation from service within the meaning of Code §409A. A Participant who is an employee will generally have a Termination of Employment if the Participant voluntarily or involuntarily terminates employment with the Company. A termination of employment occurs if the facts and circumstances indicate that the Participant and the Company reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an employee, director or other independent contractor) for the Company will decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee, director or other independent contractor) over the immediately preceding 36-month period (or full period of services if the Participant has been providing services for less than 36 months). For purposes of this Section 1.30, “Company” includes any entity that would be aggregated with the Company under Treasury Regulation 1.409A-1(h)(3).
     1.30 Total Shareholder Return. Total Shareholder Return for the Performance Period (or such shorter period provided in Section 2.8) for the Company and each Peer Company means the percentage for that entity for that period that is the quotient of: (i) the sum of the average fair market value per share of the entity’s common stock for the last thirty (30) trading days of such period (the “Ending Value”), minus the average fair market value per share of the entity’s common stock for the most recent thirty (30) trading days preceding the beginning of such period (the “Beginning Value”), plus dividends (other than stock dividends) with respect to which the record date occurs during such period; divided by (ii) the Beginning Value. In the event of a stock split, reverse stock split or stock dividend having a record date during such year (whether of the Company or a Peer Company), the Committee shall adjust the Beginning Value by multiplying it by the ratio of the number of shares outstanding at the beginning of the period to the number of shares outstanding at the end of the period.
2. Performance Shares.
     2.1 Grant of Performance Shares. As of [Grant Date] (the “Award Date”), the Company shall award [Number of Shares Granted] Performance Units (the “Performance Shares”).
     2.2 Performance Period. Performance Units shall become Earned Units that shall be certified by the Committee in accordance with Section 2.5 or 2.8, as applicable, based on the Company’s satisfaction of the Targets during the Performance Period.
     2.3 Performance Goals. The Compensation Committee of the Board shall specify by the 162(m) Deadline the Targets to be met during the Performance Period or any sub-periods as a condition of payment pursuant to this Agreement.
     2.4 Dividends and Voting Rights. During the time that Performance Units are outstanding and subject to substantial risk of forfeiture, the Participant shall not receive dividend payments, rather dividends will accumulate as if each Performance Unit represented one Share and the accumulated dividends (without any interest) will be paid to the Participant within sixty (60) days after the end of the Performance Period to the extent of dividends that are attributable to Earned Units that are paid to the Participant. Participant shall not have voting rights with respect to Performance Units or Earned Units.
     2.5 Payment Formula. Payments or conversions to Restricted Shares pursuant to this Agreement shall be based on Earned Units, and the extent to which such Earned Units become vested pursuant to this Agreement. The percentage of the Performance Units that will become Earned Units (the “Earned Percentage”) shall be determined after the end of the Performance Period in accordance with this section, except as otherwise provided in Section 2.8. The Earned Percentage is the product of “Average Revenue/EBITDA Performance” multiplied by the “Relative TSR Factor,” which amounts shall be determined as set forth below.
     The “Average Revenue/EBITDA Performance” is the average of the Average EBITDA Performance (“Ave. EBITDA”) and the Average Revenue Performance (“Ave. Revenue”) determined as follows:

(Average Revenue/EBITDA Performance) =	(Ave. EBITDA) + (Ave. Revenue)
2

     Ave. EBITDA is the average of the “EBITDA Factors” for each of the three Fiscal Years during the Performance Period determined as follows:
(Ave. EBITDA) =

(EBITDA Factor 1) + (EBITDA Factor 2) + (EBITDA Factor 3)
3
     “EBITDA Factor 1, 2 and 3” refers to the percentage EBITDA Factor for each of the first, second and third Fiscal Years during the Performance Period, respectively.
     “EBITDA Factor” means the percentage for a Fiscal Year determined as follows: (i) EBITDA for such Fiscal Year equal to Target Performance for such Fiscal Year results in an EBITDA Factor of 100%; (ii) EBITDA for such Fiscal Year equal to or less than Minimum Performance for such Fiscal Year results in an EBITDA Factor of 0%; (iii) EBITDA for such Fiscal Year greater than Minimum Performance for such Fiscal Year and less than Target Performance for such Fiscal Year results in an EBITDA Factor between 0% and 100% based on straight line interpolation between Minimum and Target Performance; (iv) EBITDA for such Fiscal Year equal to or greater than Maximum Performance for such Fiscal Year results in an EBITDA Factor of 200%; and (v) EBITDA for such Fiscal Year greater than Target Performance for such Fiscal Year and less than Maximum Performance for such Fiscal Year results in an EBITDA Factor between 100% and 200%, based on straight line interpolation between Target and Maximum Performance.
     Ave. Revenue is the average of the “Revenue Factors” for each of the three Fiscal Years during the Performance Period determined as follows:

(Ave. Revenue) =
(Revenue Factor 1) + (Revenue Factor 2) + (Revenue Factor 3)
3
     “Revenue Factor 1, 2 and 3” refers to the percentage Revenue Factor for each of the first, second and third Fiscal Years during the Performance Period, respectively.
     “Revenue Factor” means the percentage for a Fiscal Year determined as follows: (i) Revenue for such Fiscal Year equal to Target Performance for such Fiscal Year results in a Revenue Factor of 100%; (ii) Revenue for such Fiscal Year equal to or less than Minimum Performance for such Fiscal Year results in a Revenue Factor of 0%; (iii) Revenue for such Fiscal Year greater than Minimum Performance for such Fiscal Year and less than Target Performance for such Fiscal Year results in a Revenue Factor between 0% and 100% based on straight line interpolation between Minimum and Target Performance; (iv) Revenue for such Fiscal Year equal to or greater than Maximum Performance for such Fiscal Year results in a Revenue Factor of 200%; and (v) Revenue for such Fiscal Year greater than Target Performance for such Fiscal Year and less than Maximum Performance for such Fiscal Year results in a Revenue Factor between 100% and 200%, based on straight line interpolation between Target and Maximum Performance.

     The Earned Percentage is the product of Average Revenue/EBITDA Performance and the Relative TSR Factor. The Relative TSR Factor will be 75% if Relative TSR is at or below the 20th percentile. The Relative TSR Factor will be 125% if the Relative TSR is at or above the 80th percentile. Relative TSR between the 20th and 80th percentiles results in a Relative TSR Factor between 75% and 125%, based on straight line interpolation between the 20th and 80th percentiles.
     2.6 Vesting. Except as otherwise provided in this Grant Agreement, Participant shall become vested in the Earned Units only if Participant remains continuously employed by the Company throughout the Performance Period, and the Participant’s termination of employment before the end of the Performance Period shall result in forfeiture of all rights in the Performance Units and Participant shall not be entitled to a distribution.
     2.7 Acceleration of Vesting. Notwithstanding Section 2.6, the Participant shall be entitled to pro-rata vesting of the Earned Units under this Grant Agreement on the occurrence of any of the following events; provided that receipt of the benefits set forth in this section 2.7 may be conditioned on the Participant executing and not revoking a release and separation agreement within 60 days following the date of the applicable event. The pro-rata vesting of the Earned Units shall be based on the period between the first day of the Performance Period and the Participant’s Last Day of Employment. Such award shall be calculated and paid in accordance with Section 2.10.
     (a) Retirement. Upon Retirement or Early Retirement, Participant shall be entitled to pro-rata vesting of any Earned Units that relate to Performance Units that were awarded more than one year prior to Retirement or Early Retirement based on the achievement of the Targets as of the last day of the Performance Period.
     (b) Qualifying Termination. If a Participant experiences a Qualifying Termination, Participant shall be entitled to pro-rata vesting of any Earned Units that relate to Performance Units that were awarded more than one year prior to the Qualifying Termination based on the achievement of the Targets as of the last day of the Performance Period.
     (c) Disability. In the event Participant terminates employment due to Disability, Participant shall be entitled to pro-rata vesting of any Earned Units that relate to Performance Units that were awarded more than one year prior to the Disability based on the achievement of the Targets as of the last day of the Performance Period.
     (d) Death. In the event Participant terminates employment due to Participant’s death, Participant’s estate shall be entitled to pro-rata vesting of any Earned Units that relate to Performance Units that were awarded more than one year prior to Participant’s death based on the achievement of the Targets as of the last day of the Performance Period.
     2.8 Change of Control. Notwithstanding Sections 2.5 and 2.6, upon the occurrence of a Change of Control before the Participant has experienced Termination of Employment with the Company other than a termination described in Section 2.7, the

Performance Units shall be cancelled and a number of Restricted Shares shall be issued that equal the portion of the number of cancelled Performance Units that would become Earned Units under Section 2.5 based on: (i) actual Revenue and EBITDA performance relative to the Targets for each completed Fiscal Year; (ii) the assumption that performance would have been at Target Performance for Revenue and EBITDA for Fiscal Years that have not been completed as of the date of the Change of Control; (iii) Relative TSR through the date of the Change of Control; and (iv) if the Participant terminated employment in a manner described in Section 2.7 prior to the Change of Control the number of Restricted Shares shall be further adjusted for the pro-rata adjustment required by Section 2.7. Such Restricted Shares shall be subject to the terms set forth in this Section 2.8. Unless the Participant terminated employment before the Change of Control under a circumstance described in Section 2.7, such Restricted Shares shall be subject to a “substantial risk of forfeiture” within the meaning of Code Section 83 until the last day of the Performance Period that applied to the cancelled Performance Shares. If a Participant Terminated Employment before a Change of Control under a circumstance described in Section 2.7, the Participant shall, upon the occurrence of the Change of Control, become 100% vested in all outstanding converted Restricted Shares awarded under this Grant Agreement.
     During the period the Restricted Shares are subject to substantial risk of forfeiture, the Restricted Shares shall be held by the Company, or its transfer agent or other designee and shall be subject to restrictions on transfer. Except as otherwise set forth in this Section 2.8, in order to become vested in the Restricted Shares, the Participant must remain in continuous employment of the Company during the period any Restricted Shares are subject to substantial risk of forfeiture. Absent an agreement to the contrary, if Participant experiences a Termination of Employment with the Company for any reason, other than Qualifying Termination, Good Reason Termination, Retirement, Early Retirement, Death or Disability while the Restricted Shares are subject to a substantial risk of forfeiture, all Restricted Shares then held by the Company or its transfer agent or other designee, if any, shall be forfeited by the Participant and Participant authorizes the Company and its stock transfer agent to cause delivery, transfer and conveyance of the Restricted Shares to the Company. If a Participant has a Termination of Employment following a Change of Control due to a Qualifying Termination, a Good Reason Termination, Retirement, Early Retirement, Death, or Disability, the Participant shall, upon the occurrence of such termination, become 100% vested in all outstanding converted Restricted Shares awarded under this Grant Agreement.
     The Restricted Shares shall cease to be subject to a substantial risk of forfeiture and an equal number of Shares shall be transferred directly into a brokerage account established for the Participant at a financial institution the Committee shall select at its sole discretion (the “Financial Institution”) or delivered in certificate form free of restrictions, such method to be selected by the Committee in its sole discretion upon: (i) if the Participant Terminated Employment before a Change of Control under a circumstance described in Section 2.7 other than death, the later of: (x) the date of the Change of Control, or (y) six months following the date of Termination of Employment due to a Qualifying Termination, Retirement, Early Retirement or Disability; (ii) if the Participant Terminated Employment before a Change of Control under a circumstance described in Section 2.7 due to death, the date of the Change of Control; (iii) if the Participant Terminated Employment after the date of the Change of Control due to a Qualifying Termination, Good Reason Termination, Retirement, Early Retirement or Disability, the date that is six months following the date of Termination of Employment; (iv) if the Participant Terminated Employment after a Change of Control but prior to the vesting date due to death, the date of death; or (v) if the Participant did not Terminate Employment prior to the vesting date, the vesting date. The Participant agrees to complete any documentation with the Company or the financial institution that is necessary to effect the transfer of Shares to the financial institution before the delivery will occur.
     2.9 Certification of a Performance Award. Upon completion of the Performance Period or such earlier period set forth in Section 2.8, and prior to the payment of any Earned Units to a Participant or conversion of Earned Units to Restricted Stock pursuant to Section 2.8, the Committee shall certify in writing the extent to which the Targets have been satisfied.
     2.10 Payment of Performance Awards. Except as provided in Section 2.8 or in this Section 2.10, vested Earned Units shall be paid out, in Shares of the Common Stock or cash (as determined by the Committee in its sole discretion), sixty (60) days following the end of the Performance Period. Payment of any vested Earned Units pursuant to Section 2.7(a), (b) or (c) shall be made in a single lump sum in Shares of the Common Stock equal to the number of vested Earned Units, or in cash (as determined by the Committee in its sole discretion), upon the later of sixty (60) days following the end of the Performance Period, or the date which is six (6) months following the Participant’s Last Day of Employment. The amount of any cash paid shall be based upon the Fair Market Value at the close of the Performance Period of shares of Common Stock covered by such vested Earned Units.
3. Covenants.
     3.1 Consideration for Award under the Plan. Participant acknowledges that Participant’s agreement to this Section 3 is a key consideration for any Award under the Plan. Participant hereby agrees to abide by the Covenants set forth in Sections 3.2, 3.3, and 3.4.
     3.2 Covenant Against Competition. Until the later of: (i) the first day following the Performance Period, or (2) the period of Participant’s employment and for two (2) years after his/her Last Day of Employment, Participant acknowledges and agrees he/she will not engage in, or own or control any interest in, or act as an officer, director or employee of, or consultant, advisor or lender to, any entity that engages in any business that is competitive with the primary business activities of the Company’s Tax Services business which are tax preparation, accounting, and small business services.
     3.3 Covenant Against Hiring. Participant acknowledges and agrees the he/she will not directly or indirectly recruit, solicit, or hire any Company employee or otherwise induce any such employee to leave the Company’s employment during the period of Participant’s employment and for one (1) year after his/her Last Day of Employment.
     3.4 Covenant Against Solicitation. During the period of Participant’s employment and for two (2) years after his/her Last Day of Employment, Participant acknowledges and agrees that he/she will not directly or indirectly solicit or enter into any business transaction of the nature performed by the Company with any Company client for which Participant personally performed services or acquired material information.
     3.5 Forfeiture of Rights. Notwithstanding anything herein to the contrary, if Participant violates any provisions of this Section 3, Participant shall forfeit all rights to payments or benefits under the Plan. All Shares held by the Company and subject to forfeiture on such date shall terminate.
     3.6 Remedies. Notwithstanding anything herein to the contrary, if Participant violates any provisions of this Section 3, whether prior to, on or after any Settlement of an Award under the Plan, then Participant shall promptly pay to Company an amount equal to the aggregate Amount of Gain Realized by the Participant on all Shares received after a date commencing one year prior to Participant’s Last Day of Employment. The Participant shall pay Company within three (3) business days after the date of any written demand by the Company to the Participant.
     3.7 Remedies payable in Company’s Common Stock or Cash. The Participant shall pay the amounts described in Section 3.6 in the Company’s Common Stock or cash.
     3.8 Remedies without Prejudice. The remedies provided in this Section 3 shall be without prejudice to the rights of the Company and/or the rights of any one or more of its subsidiaries to recover any losses resulting from the applicable conduct of the Participant and shall be in addition to any other remedies the Company and/or any one or more subsidiaries may have, at law or in equity, resulting from such conduct.
     3.9 Survival. Participant’s obligations in this Section 3 shall survive and continue beyond settlement of all Awards under the Plan and any termination or expiration of this Agreement for any reason.
4. Transfer Restrictions.
     4.1 Transfer Restrictions on Shares. Any Restricted Shares issued pursuant to this Agreement, and the rights and privileges conferred hereby shall not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process, prior to the lapse of all restrictions. Upon any attempt, contrary to the terms hereof, to transfer, assign, pledge, hypothecate, or otherwise so dispose of such Shares or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment, or similar process upon such Shares or the rights and privileges hereby granted, then and in any such event this Agreement and the rights and privileges hereby granted shall immediately terminate. Immediately after such termination, such Shares shall be forfeited by the Participant.
     4.2 Non-Transferability of Awards Generally. Any Performance Unit, Earned Unit or other Award (including all rights, privileges and benefits conferred under such Award) shall not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of any Award, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon any attempted sale under any execution, attachment, or similar process upon the rights and privileges hereby granted, then and in any such event such Award and the rights and privileges hereby granted shall immediately become null and void.
5. Miscellaneous.
     5.1 No Employment Contract. This Agreement does not confer on the Participant any right to continued employment for any period of time, is not an employment contract, and shall not in any manner modify any effective contract of employment between the Participant and any subsidiary of the Company.
     5.2 Clawback. In the event of a significant restatement of the Company’s financial results and a resulting overpayment in compensation or Awards under this Plan, the Committee may require reimbursement of any portion of the Amount of Gain Realized from such Awards where such Awards were greater than the Awards would have been if calculated on the restated financial results.
     5.3 Adjustment of Shares. If there shall be any change in the capital structure of the Company, including but not limited to a change in the number or kind of the outstanding shares of the Common Stock resulting from a stock dividend or split-up, or combination or reclassification of such shares (or of any stock or other securities into which shares shall have been changed, or for which they shall have been exchanged), then the Board of Directors of the Company may make such equitable adjustments with respect to the Performance Units, Earned Units and any Restricted Shares (and Shares following lapse of the restrictions), or any other provisions of the Plan, as it deems necessary or appropriate to prevent dilution or enlargement of the rights hereunder, of the Performance Units, Earned Units or of any Restricted Shares subject to this Grant Agreement.
     5.4 Merger, Consolidation, Reorganization, Liquidation, etc. If the Company shall become a party to any corporate merger, consolidation, major acquisition of property for stock, reorganization, or liquidation, the Board of Directors shall, acting in its absolute and sole discretion, make such arrangements, which shall be binding upon the Participant of outstanding Awards, including but not limited to, the substitution of new Awards or for any Awards then outstanding, the assumption of any such Awards and the termination of or payment for such Awards.

     5.5 Interpretation and Regulations. The Board of Directors of the Company shall have the power to provide regulations for administration of the Plan by the Committee and to make any changes in such guidelines as from time to time the Board may deem necessary. The Committee shall have the sole power to determine, solely for purposes of the Plan and this Agreement, the date of and circumstances which shall constitute a cessation or termination of employment and whether such cessation or termination is the result of retirement, death, disability or termination without cause or any other reason, and further to determine, solely for purposes of the Plan and this Agreement, what constitutes continuous employment with respect to the delivery of Shares under the Grant Agreement (except that leaves of absence approved by the Committee or transfers of employment among the subsidiaries of the Company shall not be considered an interruption of continuous employment for any purpose under the Plan).
     5.6 Reservation of Rights. If at any time counsel for the Company determines that qualification of the Shares under any state or federal securities law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of the executing an Award or benefit under the Plan, then such action may not be taken, in whole or in part, unless and until such qualification, registration, consent or approval shall have been effected or obtained free of any conditions such counsel deems unacceptable.
     5.7 Reasonableness of Restrictions, Severability and Court Modification. Participant and the Company agree that, the restrictions contained in this Agreement are reasonable, but, should any provision of this Agreement be determined by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable or unreasonable in scope, the validity, legality and enforceability of the other provisions of this Agreement will not be affected thereby, and the provision found invalid, illegal, or otherwise unenforceable or unreasonable will be considered by the Company and Participant to be amended as to scope of protection, time or geographic area (or any one of them, as the case may be) in whatever manner is considered reasonable by that court, and, as so amended will be enforced.
     5.8 Withholding of Taxes. To the extent that the Company is required to withhold taxes in compliance with any federal, state, local or foreign law in connection with any payment made or benefit realized by a Participant or other person under this Plan, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for the payment of all such taxes required to be withheld. At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit. In the event the Participant has not made arrangements, the Company shall withhold the amount of such tax obligations from such dividend payment or instruct the Participant’s employer to withhold such amount from the Participant’s next payment(s) of wages. The Participant authorizes the Company to so instruct the Participant’s employer and authorizes the Participant’s employer to make such withholdings from payment(s) of wages.
     5.9 Waiver. The failure of the Company to enforce at any time any terms, covenants or conditions of this Agreement shall not be construed to be a waiver of such terms, covenants or conditions or of any other provision. Any waiver or modification of the terms, covenants or conditions of this Agreement shall only be effective if reduced to writing and signed by both Participant and an officer of the Company.
     5.10 Notices. Any notice to be given to the Company or election to be made under the terms of this Agreement shall be addressed to the Company (Attention: Long-Term Incentive Department) at One H&R Block Way, Kansas City Missouri 64105 or at such other address as the Company may hereafter designate in writing to the Participant. Any notice to be given to the Participant shall be addressed to the Participant at the last address of record with the Company or at such other address as the Participant may hereafter designate in writing to the Company. Any such notice shall be deemed to have been duly given when deposited in the United States mail via regular or certified mail, addressed as aforesaid, postage prepaid.
     5.11 Choice of Law. This Grant Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Missouri without reference to principles of conflicts of laws.
     5.12 Choice of Forum and Jurisdiction. Participant and Company agree that any proceedings to enforce the obligations and rights under this Grant Agreement must be brought in Missouri District Court located in Jackson County, Missouri, or in the United States District Court for the Western District of Missouri in Kansas City, Missouri. Participant agrees and submits to personal jurisdiction in either court. Participant and Company further agree that this Choice of Forum and Jurisdiction is binding on all matters related to Awards under the Plan and may not be altered or amended by any other arrangement or agreement (including an employment agreement) without the express written consent of Participant and H&R Block, Inc.
     5.13 Attorneys Fees. Participant and Company agree that in the event of litigation to enforce the terms and obligations under this Grant Agreement, the party prevailing in any such cause of action will be entitled to reimbursement of reasonable attorney fees.
     5.14 Relationship of the Parties. Participant acknowledges that this Grant Agreement is between H&R Block, Inc. and Participant. Participant further acknowledges that H&R Block, Inc. is a holding company and that Participant is not an employee of H&R Block, Inc.
     5.15 Headings. The section headings herein are for convenience only and shall not be considered in construing this Agreement.
     5.16 Amendment. No amendment, supplement, or waiver to this Agreement is valid or binding unless in writing and signed by both parties.
     5.17 Execution of Agreement. This Agreement shall not be enforceable by either party, and Participant shall have no rights with respect to the Long Term Incentive Award, unless and until it has been (1) signed by Participant and on behalf of the Company by an officer of the Company, provided that the signature by such officer of the Company on behalf of the Company may be a facsimile or stamped signature, and (2) returned to the Company.
     5.18 Section 409A Compliance. To the extent any provision of the Plan or action by the Board or Committee would subject any Participant to liability for interest, penalties or additional taxes under Section 409A of the Code, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. It is intended that the Plan will comply with or be exempt from Section 409A of the Code, and the Plan shall be interpreted consistent with such intent. The Plan may be amended in any respect deemed necessary (including retroactively) by the Committee in order to pursue compliance with or exemption from, as applicable, Section 409A of the Code. The foregoing shall not be construed as a guarantee of any particular tax effect for Plan benefits. A Participant or beneficiary as applicable is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Participant or beneficiary in connection with any payments to such Participant or beneficiary under the Plan, including any taxes, interest and penalties under Section 409A of the Code, and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold a Participant or beneficiary harmless from any and all of such taxes and penalties. Notwithstanding any provision of the Plan that requires action or inaction to avoid the imposition of taxes, penalties or interest due to Code Section 409A, neither the Company nor any Affiliate shall have any responsibility to so act or fail to act, and under no circumstances shall the Company or any of its Affiliates have any liability for any taxes, interest, penalties or other amount imposed due to Code Section 409A.
     In consideration of said Award and the mutual covenants contained herein, the parties agree to the terms set forth above.
     The parties hereto have executed this Grant Agreement.

Associate Name:	[Participant Name]

Date Signed:	[Acceptance Date]
H&R BLOCK, INC.
By: